Exhibit 99.1

NEWS RELEASE for January 14, 2005 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Francis X Shea
	jesse@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000

WORLD FUEL SERVICES CORPORATION APPOINTS ROBERT S. TOCCI CHIEF

FINANCIAL OFFICER AND FRANCIS X. SHEA CHIEF RISK AND

ADMINISTRATIVE OFFICER

MIAMI (January 14, 2005) … World Fuel Services Corporation (NYSE:INT) announced today the appointment of Robert S. Tocci as Chief Financial Officer. Mr. Tocci will assume the position from Francis X. Shea, who has been appointed Chief Risk and Administrative Officer. Both Mr. Tocci and Mr. Shea retain their titles of Executive Vice President.

Mr. Tocci has served as President and Chief Operating Officer of the Company’s Marine Division since March 2001 and as Executive Vice President of the Company since April 1995. From April 1988 to April 1995, he served as Senior Vice President and Chief Financial Officer of the Company. Mr. Shea was appointed Executive Vice President Finance in August of 2001 and has served as the Company’s Chief Financial Officer since July 2002.

“Over 16 years Bob Tocci has been integral to the growth and success of World Fuel Services,” said Paul H. Stebbins, Chairman and Chief Executive Officer of the Company. “As we position World Fuel for the next level of growth, Bob will work closely with the commercial business leaders to streamline financial operations across all segments of the business and continue to help us identify and process strategic opportunities.”

“Over 15 years Frank Shea has worked closely with Michael Kasbar and me to design and build a well run worldwide franchise in our space,” said Mr. Stebbins. “As we embark on a new phase of growth and development, Frank will partner with Bob focusing on risk management & administration and be instrumental in scaling our global operations.”

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

MORE-MORE-MORE

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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